Exhibit 99.B(d)(30)

Schedule A

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

Integrity Asset Management, LLC

As of May 18, 2004, as amended June       , 2009

SEI Institutional Managed Trust

Small/Mid Cap Diversified Alpha Fund

Small Cap Fund

Agreed and Accepted:

SEI Investments Management Corporation	Integrity Asset Management, LLC

By:	By:

Name:	Name:

Title:	Title:

Schedule B

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

Integrity Asset Management, LLC

As of May 18, 2004, as amended June       , 2009

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Managed Trust

Small/Mid Cap Diversified Alpha Fund	x.xx	%
Small Cap Fund	x.xx	%

Agreed and Accepted:

SEI Investments Management Corporation	Integrity Asset Management, LLC

By:	By:

Name:	Name:

Title:	Title:

2